Exhibit 10.1

Execution Version

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

dated as of September 20, 2022

by and among

TUESDAY MORNING CORPORATION, as Issuer

TUESDAY MORNING, INC.,

THE PURCHASERS PARTY HERETO

and

TASCR VENTURES CA, LLC, as Collateral Agent

TABLE OF CONTENTS

Page

Article I

PURCHASE; CLOSING

i

Schedule I: Purchaser Allocations

Exhibit A: Form of FILO C Note

Exhibit B: Form of Registration Rights Agreement

ii

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of September 20, 2022, is by and among Tuesday Morning Corporation, a Delaware corporation (“Issuer”), Tuesday Morning, Inc., a Texas corporation and indirect wholly owned subsidiary of Issuer (“TUEM Inc.”), the purchasers set forth on Schedule I hereto (each, a “Purchaser” and, collectively, the “Purchasers”) and TASCR Ventures CA, LLC as Collateral Agent.

RECITALS

WHEREAS, Issuer, TUEM Inc., the Purchasers and TASCR Ventures CA, LLC, as Collateral Agent, previously entered into that certain Note Purchase Agreement, dated as of September 9, 2022 (the “Original Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety pursuant to Section 6.3 of the Original Agreement;

WHEREAS, Issuer desires to sell, and the Purchasers desire to purchase from Issuer (i) a new series of junior secured convertible notes of Issuer, in the aggregate principal amount of $7,500,000, substantially in the form attached hereto as Exhibit A (the “FILO C Notes”), (ii) a new series of junior secured convertible notes of Issuer, in the aggregate principal amount of $24,500,000, in a form substantially similar to the FILO C Notes and reasonably acceptable to the Lead Investor and Issuer (the “JSC Notes”), and a new series of junior secured convertible notes of Issuer, in the aggregate principal amount of $3,000,000, in a form substantially similar to the FILO C Notes and reasonably acceptable to the Lead Investor and Issuer (the “Management JSC Notes”, and together with the FILO C Notes and the JSC Notes, collectively, the “Notes”); and

WHEREAS, upon the terms and subject to the conditions contained in the Notes, the Notes will be convertible into shares of Common Stock.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree that the Original Agreement is hereby amended and restated and superseded in its entirety as follows:

Article I
PURCHASE; CLOSING

Section 1.1             Purchase. On the terms and subject to the conditions herein, at the Closing, Issuer agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from Issuer, (i) the FILO C Note(s) set forth opposite such Purchaser’s name in column (3) on Schedule I, (ii) the JSC Note(s) set forth opposite such Purchaser’s name in column (4) on Schedule I and (iii) the Management JSC Note(s) set forth opposite such Purchaser’s name in column (5) on Schedule I, as may be amended pursuant to Section 1.3(c)(v). The purchase and sale of the Notes pursuant to this Section 1.1 is referred to as the “Purchase.”

Section 1.2             Closing.

(a)           Subject to the terms and conditions hereof, the closing of the Purchase (the “Closing”) shall be undertaken remotely by electronic transfer of Closing documentation, at 10:00 a.m., New York City time on the first business day on which the conditions to the Closing set forth in Section 1.3 are satisfied or waived in writing other than conditions that, by their nature, will be satisfied at the Closing, or at such other later time and place as Issuer and the Lead Investor shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date”. At the Closing, each Purchaser shall deliver to Issuer an amount in cash equal to 100% of the principal amounts of the Notes (such amount for each Purchaser, the “Purchase Price”) by wire transfer of U.S. dollars in immediately available funds to the account specified by Issuer to the Purchasers no later than two (2) business days prior to the Closing Date. At the Closing, Issuer shall deliver to such Purchaser the Notes set forth opposite such Purchaser’s name on Schedule I, free and clear of any Liens or other restrictions whatsoever (other than those arising under state or federal securities laws).

(b)           At the Closing:

(i)            Issuer will deliver to the Purchasers (A) the Notes being purchased by the Purchasers on the Closing Date, duly executed by Issuer, (B) the Registration Rights Agreement substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”), duly executed by Issuer, (C) each of the Note Documents to which any Note Party is a party, duly executed by each Note Party, as applicable, (D) the Voting Agreement in a form to be mutually agreed by Issuer and the Lead Investor (the “Voting Agreement”), duly executed by Issuer and Osmium Partners (Larkspur SPV), LP, (E) a termination agreement terminating that certain agreement, dated as of December 31, 2020, by and between Issuer, Osmium Partners, LLC and the entities and natural persons set forth in the signature pages thereto in a form to be mutually agreed by Issuer and the Lead Investor, (F) the Pier 1 License Agreement in a form to be mutually agreed by Issuer and the Lead Investor (the “Pier 1 License Agreement”), duly executed by Issuer, (G) executed customary opinions of Haynes and Boone, LLP, and Troutman Pepper Hamilton Sanders, LLP, counsel to the Note Parties, dated as of the Closing Date, addressed to the Purchasers and in form and substance reasonably satisfactory to the Lead Investor, (H) letters of resignation, in a form reasonably acceptable to the Lead Investor, duly executed by each director resigning at the Closing pursuant to Section 5.6, and (I) all other documents, instruments and writings required to be delivered by Issuer to the Purchasers pursuant to this Agreement or otherwise required in connection herewith; and

(ii)            each Purchaser will, on a several and not joint basis, deliver or cause to be delivered (A) the applicable Purchase Price owed by such Purchaser as set forth in Section 1.2(a), (B) a counterpart to the Registration Rights Agreement, duly executed by such Purchaser (provided, that, each of Philip Hixon and William Baumann may become a party to the Registration Rights Agreement only upon execution of a signature page to the Registration Rights Agreement not later than 14 days following the Closing Date), (C) a counterpart to each Note Document to which such Purchaser is a party, duly executed by such Purchaser, (D) for the Lead Investor, a counterpart to the Pier 1 License Agreement, duly executed by Pier 1, and (E) all other documents, instruments and writings required to be delivered by such Purchaser to Issuer pursuant to this Agreement or otherwise required in connection herewith.

Section 1.3         Closing Conditions.

(a)        The obligation of each Purchaser, on the one hand, and Issuer, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Lead Investor and Issuer (acting at the direction of the board of directors of Issuer (the “Board”)) at or prior to the Closing of each of the following conditions:

(i)            there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, nor any Law restraining, precluding, enjoining, making illegal or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement;

(ii)           there shall be no Insolvency Proceeding pending and there shall not be pending any suit, action, litigation or proceeding in any court or before any arbitrator by any Governmental Entity seeking to restrain, preclude, enjoin, make illegal or otherwise prohibit the transactions contemplated by this Agreement;

(iii)          the Nasdaq Financial Viability Exemption Stockholder Notice Period shall have expired;

(iv)          the Purchasers shall have received copies of (A) the ABL Intercreditor Agreement, (B) the Term Loan – FILO Intercreditor Agreement and (C) the Term Loan – JSC Notes Intercreditor Agreement, which, in each case, shall be in a form reasonably satisfactory to the Lead Investor and the Issuer in all respects; and

(v)           (A) the Term Loan Agreement shall be amended (the “Term Loan Amendment”), in a form reasonably satisfactory to the Lead Investor and Issuer, to, among other things, permit the transactions contemplated hereby and (B) the ABL Credit Agreement shall be amended (the “ABL Amendment”), in a form reasonably satisfactory to the Lead Investor and Issuer, to, among other things, permit the transactions contemplated hereby, including without limitation in the case of both the Term Loan Amendment and the ABL Amendment, permitting the issuance of the Notes and related Note Documents, the conversions of the Notes for common stock and the changes in the Board provided for herein.

(b)            The obligation of the Purchasers to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Lead Investor at or prior to the Closing of each of the following conditions:

(i)            (A) the representations and warranties of Issuer set forth in Sections 2.1(b)(i), 2.1(c), 2.1(d) and 2.1(o) shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date); (B) the representations and warranties of Issuer set forth in Section 2.1(a) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date); and (C) all other representations and warranties of Issuer set forth in Section 2.1 hereof shall be true and correct in all respects (but without regard to any materiality qualifications or references to Issuer Material Adverse Effect contained in any representation or warranty) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date) except for any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to have an Issuer Material Adverse Effect;

(ii)            each Note Party shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing;

(iii)           since the Execution Date, no event has occurred or condition or circumstance exists which, individually or in the aggregate, has had or is reasonably likely to have an Issuer Material Adverse Effect;

(iv)          the Purchasers shall have received a certificate signed by a Responsible Officer of Issuer certifying (A) to the effect that the conditions set forth in Sections 1.3(a)(i), 1.3(a)(ii), 1.3(b)(i), 1.3(b)(ii) and 1.3(b)(iii) have been satisfied and (B) that attached thereto are true, correct and complete copies of (1) the ABL Amendment and (2) the Term Loan Amendment;

(v)          The Issuer shall have filed with Nasdaq a Listing of Additional Shares Notification Form with respect to the 90,000,000 shares of Common Stock to be issued upon conversion of the immediately convertible portion of the Notes to be purchased by the Lead Investor and Issuer shall have delivered to the Lead Investor a copy of Nasdaq’s confirmation of receipt of such Listing of Additional Shares Notification Form;

(vi)           from the Execution Date to the Closing, no notice of delisting from Nasdaq shall have been received by Issuer with respect to the Common Stock;

(vii)          from the Execution Date to the Closing, the Common Stock shall not have been suspended by the SEC or Nasdaq from trading on Nasdaq;

(viii)        the Purchasers shall have received in the case of each Note Party each of the items referred to in clauses (A), (B) and (C) below:

(A)	a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Note Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Note Party as of a recent date from such Secretary of State (or other similar official);

(B)	a certificate of the secretary or assistant secretary or similar officer of each Note Party dated the Closing Date and certifying:

(1)	that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Note Party as in effect on the Closing Date;

(2)	that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Note Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Note Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(3)	that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Note Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (A) above;

(4)	as to the incumbency and specimen signature of each officer executing any Note Document or any other document delivered in connection herewith on behalf of such Note Party; and

(5)	as to the absence of any pending proceeding for the insolvency, dissolution or liquidation of such Note Party.

(C)	a certificate of another Responsible Officer as to the incumbency and specimen signature of the secretary or assistant secretary or similar officer executing the certificate pursuant to clause (B) above.

(ix)            each Uniform Commercial Code financing statement required by the Security Documents or under Law or reasonably requested by the Collateral Agent or to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein that may be perfected through the filing of a Uniform Commercial Code financing statement prior and superior in right to any other Person (other than with respect to Liens securing the ABL Loan Obligations and the Term Loan Obligations as set forth in the applicable ICA and other Liens expressly permitted to be prior to the Liens of the Collateral Agent in the applicable Collateral), shall have been filed, registered or recorded or immediately upon the effectiveness of this Agreement will be filed, registered or recorded by the Collateral Agent;

(x)            the Purchasers shall have received executed copies of (A) the ABL Credit Agreement and (B) the Term Loan Agreement;

(xi)           the Issuer shall cause TUEM Inc. to deliver updated versions of all Schedules to the Term Loan Agreement incorporated herein by reference and the information to be disclosed therein shall be true and correct in all material respects as of the Closing Date;

(xii)          the Note Parties shall have delivered to the Purchasers such other documents relating to the transactions contemplated by this Agreement as the Collateral Agent, Lead Investor or its counsel may reasonably request;

(xiii)        Issuer shall have delivered, or caused to be delivered, to the Purchasers all of the items described in Section 1.2(b)(i); and

(xiv)        substantially concurrently with the Closing, Issuer shall make (or caused to be made) the ABL Facility Debt Prepayments.

Other than in the case of the delivery of the Notes at Closing, the requirement of Issuer or any other Note Party to deliver any agreement, document or other item shall be deemed satisfied if the same shall have been delivered to the Lead Investor who shall endeavor to distribute copies of the same to any Purchaser requesting the same.

(c)            The obligation of Issuer to effect the Closing with respect to each Purchaser is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Issuer (acting at the direction of the Board) at or prior to the Closing of each of the following conditions:

(i)            (A) the representations and warranties of such Purchaser set forth in Section 2.2 hereof shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date);

(ii)           such Purchaser shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing;

(iii)           Issuer shall have received a certificate signed on behalf of Lead Investor by an executive officer (or equivalent) thereof certifying to the effect that the conditions set forth in Section 1.3(c)(i) and (ii) have been satisfied by such Purchaser;

(iv)           such Purchaser shall have delivered, or caused to be delivered, to Issuer all of the applicable items described in Section 1.2(b)(ii); and

(v)            Issuer shall have received aggregate payments of $35,000,000 from the Purchasers with respect to the purchase of the Notes; provided, that if any Purchaser that is not the Lead Investor does not deliver its Purchase Price at Closing, Lead Investor may, at its sole discretion, purchase such Purchaser’s Notes from Issuer at such Purchase Price.

Section 1.4             Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Subject to as otherwise set forth herein, including Section 6.3, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser or by Issuer with respect to any other Purchaser. It is expressly understood and agreed that each provision contained in this Agreement is between Issuer and a Purchaser, solely, and not between Issuer and the Purchasers collectively and not between and among the Purchasers. It is further understood that no fiduciary duty or expectation therewith shall arise under this Agreement or any other Note Document as among any of the Purchasers, the Holders or the Required Holders.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of Issuer. Except (i) as set forth in the correspondingly identified schedule attached hereto (provided, that any item disclosed in any particular schedule attached hereto shall be deemed to be disclosed with respect to any other schedule to the extent it is reasonably apparent on the face of such disclosure that it applies to such other schedule), or (ii) as previously disclosed in the SEC Documents since January 1, 2020 and prior to the Execution Date (other than such disclosures in such SEC Documents contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or are otherwise cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (ii) shall not apply to any of Sections 2.1(a), 2.1(b) and 2.1(h)), Issuer, for itself and on behalf of its Subsidiaries, represents and warrants to the Collateral Agent and the Purchasers as of the Execution Date and as of the Closing Date; provided, that the representations and warranties set forth in Section 2.1(b)(i) with respect to this Agreement shall apply mutatis mutandis with respect to both the Original Agreement and this Agreement, and, with respect to the Original Agreement, shall be made as of the Execution Date and, with respect to this Agreement, shall be made as of the date hereof; provided, further, that the representations and warranties set forth in Section 2.1(b)(i) do not speak to “a specified date” for purposes of Section 1.3(b)(i).

(a)            Capitalization.

(i)            The authorized capital stock of Issuer consists of 200,000,000 shares of common stock, $0.01 par value per share of Issuer (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Issuer Preferred Stock”). As of the Execution Date, there were (A) 85,881,033 shares of Common Stock outstanding (and 1,783,661 shares of Common Stock held in treasury), (B) zero shares of Issuer Preferred Stock outstanding, (C) the Issuer Warrant to purchase an aggregate of 10,000,000 shares of Common Stock outstanding, (D) 929,196 shares of Common Stock subject to Issuer Option Awards (with a weighted average exercise share price per shares of Common Stock of $6.39), (E) 7,634,279 shares of Common Stock subject to Issuer Time-Based RSU Awards and Issuer Performance-Based RSU Awards (assuming that the applicable performance metrics are achieved at target levels) (G) 4,359,528 shares of Common Stock remaining available for future awards to be granted pursuant to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan and (H) no shares of Common Stock remaining available for future awards to be granted pursuant to the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(ii)           The authorized capital stock of Issuer is sufficient to satisfy Issuer’s obligation to issue no less than 90,000,000 shares of Common Stock issuable upon conversion of the JSC Notes.

(iii)           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Issuer may vote are issued and outstanding. Except as set forth in Section 2.1(a)(i) and except for any Common Stock issuable upon exercise of the Issuer Option Awards or the Issuer Warrant in accordance with the respective terms thereof and upon the vesting of any Issuer Time-Based RSU Awards or Issuer Performance-Based RSU Awards outstanding on the Execution Date and except for the Common Stock issuable pursuant to the Notes to be issued pursuant to this Agreement, (A) Issuer does not have any other shares of Common Stock, preferred stock or capital stock outstanding, (B) neither Issuer nor any of its Subsidiaries has issued, granted or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights or contracts that require Issuer or any of its Subsidiaries to purchase or issue any shares of the capital stock of Issuer or of any of its Subsidiaries or other equity securities of Issuer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Issuer or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards and (C) there are no contracts to which Issuer or any of its Subsidiaries is a party obligating Issuer or any of its Subsidiaries to (x) issue, transfer or sell any shares of capital stock or other equity interests of Issuer or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (y) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (z) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(b)            Authorization.

(i)            Each Note Party has the requisite corporate power and authority to enter into each Transaction Document to which it is a party and to carry out its obligations thereunder. The execution, delivery and performance by each Note Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by such Note Party. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by each Note Party that is a party thereto and, assuming due authorization, execution and delivery by the Purchasers and the Collateral Agent, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by any Note Party of the Transaction Documents to which it is a party, the performance by it of its obligations thereunder or the consummation by it of the transactions contemplated thereby.

(ii)            Neither Issuer nor any Issuer Subsidiary is (A) in violation of any of the terms, conditions or provisions of the amended and restated certificate of incorporation of Issuer (the “Certificate of Incorporation”) or the amended and restated bylaws of Issuer (the “Bylaws”), or the certificate of incorporation, charter, bylaws or other governing instrument of any Issuer Subsidiary (together with the Certificate of Incorporation and the Bylaws, the “Organizational Documents”), (B) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over Issuer or any Issuer Subsidiary or any of their any respective properties or assets or (C) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which Issuer or any Issuer Subsidiary is a party or by which Issuer or any Issuer Subsidiary or any of their respective properties or assets are bound, which breach, default or violation in the case of clauses (B) or (C) would reasonably be expected to constitute an Issuer Material Adverse Effect.

(iii)           None of the issuance and sale by Issuer of the Notes, or the issuance by Issuer of Common Stock issuable upon conversion thereof, the application of the proceeds thereof, the execution, delivery and performance by Issuer of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, nor compliance by Issuer with any of the provisions hereof or thereof (including the conversion provisions of the Notes), will, subject only to submission of the Nasdaq Listing Submission, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Issuer or any Issuer Subsidiary under (i) any of the terms, conditions or provisions of their respective Organizational Documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which Issuer or any Issuer Subsidiary is a party or by which it may be bound, or to which Issuer or any Issuer Subsidiary or any of the properties or assets of Issuer or any Issuer Subsidiary may be subject, (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Issuer or any Issuer Subsidiary or any of their respective properties or assets, or (C) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any employment, severance, retention, bonus, incentive, deferred compensation, equity option, restricted equity, equity purchase, equity compensation, phantom equity, equity appreciation, other benefit or similar plan, agreement, arrangement, program, practice or understanding that is sponsored, maintained, administered, contributed to or entered into by Issuer or any Issuer Subsidiary, or for which Issuer or any Issuer Subsidiary has any direct or indirect liability, whether current or contingent (each, a “Issuer Benefit Plan”), or result in any adjustments to the number of shares relating to, or exercise price of, any Issuer Option Awards or the Issuer Warrant, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

(iv)            Other than submission of the Nasdaq Listing Submission, approval by The Nasdaq Stock Market LLC of a request for financial viability exception to the stockholder approval requirements of Nasdaq Listing Rule 5635(b), (c) and (d) (the “Nasdaq Financial Viability Exemption Approval”), and the expiration of the 10 day notice period following the provision of notice to Issuer’s stockholders in connection with the Nasdaq Financial Viability Exemption Approval (the “Nasdaq Financial Viability Exemption Stockholder Notice Period”), no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, regulatory or administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, or any securities exchange or any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by Issuer of the transactions contemplated by this Agreement or the other Transaction Documents.

(c)            Sale of Securities. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2.2, the issuance and sale of the Notes to the Purchasers pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and neither Issuer nor, to the Knowledge of Issuer, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

(d)            Status of Securities. The Notes, and, following the approval and adoption of the Certificate of Incorporation Amendment, the Common Stock issuable upon conversion of the Notes have been and shall be duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Notes will be legal, valid and binding obligations, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of Issuer, and will effectively vest in each Purchaser good and marketable title to all Notes acquired by such Purchaser pursuant to this Agreement, be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws. Upon any conversion of any shares of Notes into Common Stock pursuant to the terms thereof, the shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of Issuer, and will effectively vest in the Purchasers good and marketable title to all such shares of Common Stock, be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws. The respective rights, preferences, privileges and restrictions of the Common Stock are as stated in the Certificate of Incorporation or as otherwise provided by the mandatory provisions of the DGCL. At or prior to Closing, 90,000,000 shares of Common Stock to be issued upon any conversion of the JSC Notes into Common Stock shall have been duly reserved for such issuance and Issuer shall have made the Nasdaq Listing Submission with respect to such shares of the Common Stock.

(e)            SEC Documents; Financial Statements.

(i)            Issuer has timely filed and furnished with the U.S. Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since December 31, 2020 under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other federal securities laws. All forms, registration statements, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis by Issuer with the SEC since such date are herein collectively referred to as the “SEC Documents.”

(ii)            Issuer (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to Issuer, including its consolidated Subsidiaries, is accumulated and communicated to management of Issuer, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and for the preparation of Issuer’s filings with the SEC, (B) has ensured such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act and (C) has disclosed, based on its most recent evaluation prior to the Execution Date, to Issuer’s outside auditors and the audit committee of the Board (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Issuer’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in Issuer’s internal controls over financial reporting.

(iii)            The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed, (A) complied as to form in all material respects with applicable requirements of federal securities laws and with the published rules and regulations of the SEC with respect thereto, (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, (C) in the case of the Financial Statements, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and subject, in the case of interim financial statements, to normal year-end adjustments, and (D) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Issuer as of the dates and for the periods indicated therein.

(f)            Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Issuer included in its Quarterly Report on Form 10-Q for the nine months ended April 2, 2022; (ii) liabilities incurred since April 2, 2022 in the ordinary course of business; (iii) liabilities that would not, individually and in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect; and (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, none of Issuer or any Issuer Subsidiary has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Issuer’s financial statements in accordance with GAAP.

(g)            Independent Registered Public Accounting Firm. Grant Thornton LLP has been engaged to audit the financial statements for Issuer’s fiscal year ending June 30, 2022. Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of Issuer and the consolidated Issuer Subsidiaries as a result of or in connection with any disagreement with Issuer or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Ernst & Young LLP, which has audited the financial statements contained or incorporated by reference in the SEC Documents, was during the time of engagement an independent registered public accounting firm with respect to Issuer and the consolidated Issuer Subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). Ernst & Young LLP did not resign or was dismissed as independent registered public accountants of Issuer and the consolidated Issuer Subsidiaries as a result of or in connection with any disagreement with Issuer or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h)            Brokers and Finders. Neither Issuer nor any of the Issuer Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder’s fees or similar payments, and no broker or finder has acted directly or indirectly for Issuer or any of the Issuer Subsidiaries in connection with this Agreement or the Purchase.

(i)            Absence of Changes. Since April 2, 2022, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have an Issuer Material Adverse Effect.

(j)            Compliance with Sarbanes-Oxley. Since January 1, 2020 there has been no failure on the part of Issuer and any of Issuer’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to Issuer.

(k)            Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Issuer has taken no action designed to, or which is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Issuer received as of the Execution Date any notification that the SEC is contemplating terminating such registration. Upon conversion of the Notes, the Common Stock will be issued in compliance with all applicable rules of Nasdaq. The Common Stock is listed on Nasdaq, and Issuer has not received any notice of delisting other than as set forth on Schedule 2.1(l). The issuance and sale of the Notes and the issuance of the Common Stock upon conversion of the Notes are in compliance with all applicable Nasdaq rules and regulations.

(l)            No Restrictions or Registration Rights. Except as described in the Certificate of Incorporation, there are no restrictions upon the voting or transfer of, any equity securities of Issuer. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering or sale of the Notes as contemplated by this Agreement, or the issuance of Common Stock upon the conversion thereof as contemplated by the Notes gives rise to any rights for or relating to the registration of any Notes (or shares of Common Stock issuable upon conversion thereof as contemplated by the Notes) or other securities of Issuer. Issuer has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over such Purchaser’s rights with respect to any piggyback registration.

(m)           Store EBITDA. During the twelve (12) month period ended July 2, 2022, (i) the net income plus (ii) to the extent deducted in determining such net income, the sum (without duplication) of, during such twelve (12) month period, (A) the interest expense, (B) depreciation expenses, (C) amortization expenses and (D) all federal, state, local, foreign, franchise, excise, foreign withholding taxes payable for more than 95% of the stores of Issuer and its Subsidiaries, on a four-wall basis, was a positive amount.

(n)            Related Party Transactions. Neither Issuer nor any Issuer Subsidiary has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of Issuer or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of Issuer or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of Issuer or its Affiliates, or any family member or Affiliate of any director or executive officer of Issuer or its Affiliates. Neither Issuer nor any Issuer Subsidiary is party to any contract or arrangement with any shareholder of Issuer or any of his, her or its Affiliates, which is required to be disclosed pursuant to the rules and regulations of the SEC.

(o)           Application of Takeover Protections; Rights Agreement. Issuer and the Board have taken all necessary action, if any, in order to render inapplicable Issuer’s issuance of the Securities and any Purchaser’s ownership of the Securities from the provisions of any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, Issuer’s issuance of the Securities and each Purchaser’s ownership of the Securities. Issuer does not have any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of Issuer.

(p)           Solvency. Immediately after giving effect to the transactions contemplated by this Agreement on the Closing Date (including the purchase of the Notes on the Closing Date) and after giving effect to the application of the proceeds of such Notes, (i) the fair value of the assets of the Notes Parties and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Note Parties and their Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Note Parties and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Note Parties and their Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Note Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Note Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(q)            Term Loan Agreement Representations Incorporated by Reference. The representations and warranties contained in the following Sections of the Term Loan Agreement (including related definitions to the extent not separately defined herein) are hereby incorporated by reference mutatis mutandis as if set forth in their entirety herein: Sections 3.01 (Organization; Powers); 3.04 (Governmental Approvals); 3.05(a) and (b) (Financial Statements); 3.07 (Title to Properties; Intellectual Property; Possession Under Leases); 3.08 (Subsidiaries); 3.09 (Litigation; Compliance with Laws); 3.10 (Investment Company Act); 3.13 (Tax Returns); 3.14(a) (Disclosure); 3.15 (Employee Benefit Plans); 3.16 (Environmental Matters); 3.17 (Security Documents); 3.19 (Labor Matters); 3.20 (Insurance); 3.21 (Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws); 3.24 (Common Enterprise) and 3.25 (Material Agreements); provided that (i) any reference therein to the “Borrower” shall be deemed to refer to TUEM Inc. (as defined herein), (ii) any reference therein to any “Loan Document” shall be deemed to refer to any Note Document (as defined herein), (iii) any reference therein to the “Loan Parties” shall be deemed to refer to the Note Parties (as defined herein), (iv) any reference therein to the “Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including the execution and delivery of the Transaction Documents and the issuance of the Notes, on the Closing Date and (v) any reference therein to “Material Indebtedness” shall include the Term Loan Obligations. All such representations and warranties are true and correct in all material respects as of the Closing Date (without duplication of any materiality qualification applicable thereto).

Section 2.2             Representations and Warranties of the Purchasers. Each of the Purchasers, severally and not jointly, hereby represents and warrants to Issuer as of the Execution Date and as of the Closing Date as follows (except that the representations in paragraphs (a), (b) and (g) shall be made only by the Lead Investor); provided, that the representations and warranties set forth in Section 2.2(b)(i) with respect to this Agreement shall apply mutatis mutandis with respect to both the Original Agreement and this Agreement, and, with respect to the Original Agreement, shall be made as of the Execution Date and, with respect to this Agreement, shall be made as of the date hereof; provided, further, that the representations and warranties set forth in Section 2.2(b)(i) do not speak to “a specified date” for purposes of Section 1.3(c)(i):

(a)            Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and conduct its business as presently conducted. Such Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)            Authorization.

(i)            Such Purchaser has the corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by Issuer, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)            Such Purchaser is not (a) in violation of any of the terms, conditions or provisions of its certificate of formation, (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over such Purchaser or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii)          Neither the execution, delivery and performance by such Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Purchaser with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)            Purchase for Investment. Such Purchaser acknowledges that the Notes and the shares of Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act or under any state securities laws. Such Purchaser (i) acknowledges that it is acquiring the Notes set forth opposite such Purchaser’s name on Schedule I and the shares of Common Stock issuable upon conversion of such Notes pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute the Notes or any of the shares of Common Stock acquired upon conversion of the Notes in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Notes or the shares of Common Stock acquired upon conversion of the Notes, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Notes and of making an informed investment decision and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Notes and the shares of Common Stock issuable upon conversion of the Notes, (B) has had an opportunity to discuss with management of Issuer the intended business and financial affairs of Issuer to its reasonable satisfaction and to obtain information necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Notes and the shares of Common Stock issuable upon conversion of the Notes and (y) a total loss in respect of such investment. Such Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Notes and the shares of Common Stock issuable upon conversion of the Notes and to protect its own interest in connection with such investment.

(d)            Financial Capability. At the Closing, such Purchaser will have available to it sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s funding obligation pursuant to Section 1.2 of this Agreement.

(e)            Status of Purchaser. At the time the Purchaser was offered the Notes, the Purchaser was, and as of the Execution Date the Purchaser is, and at the Closing the Purchaser will be, either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or (B) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(f)            Exempt Offering. Neither such Purchaser nor, to the Knowledge of such Purchaser, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of the exemption from registration under the Securities Act of the issuance of the Notes or the shares of Common Stock issuable upon conversion of the Notes.

(g)            Existing Ownership. Such Purchaser does not beneficially own any shares of the Common Stock.

(h)            Brokers and Finders. Neither such Purchaser nor any of its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder’s fees or similar payments, which Issuer or any of its Subsidiaries would be obligated to pay.

(i)            Non-Reliance. Except for the representations and warranties made by ISSUER in SECTION 2.1 AND in THE OTHER tRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY, each PURCHASER hereby acknowledgeS AND AGREES ON behalf of itself and its affiliates and representatives that IT HAS not relied upon any express or implied representation or warranty with respect to the NOtes, the common stock ISSUABLE UPON THE CONVERSION OF THE notes or ISSUER or any of the ISSUER Subsidiaries or their respective businesses, operations, assets, liabilities, condition or prospects, INCLUDING WITH RESPECT to (i) any financial projection, forecast, estimate, budget or prospect information relating to ISSUER or any of the ISSUER Subsidiaries or their respective businesses, or (ii) any oral or written information presented to any Purchaser or any of ITS Affiliates or representatives in the course of ITS due diligence investigation of Issuer, the negotiation of this Agreement AND THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY or in the course of the transactions contemplated hereby AND THEREBY. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of any Purchaser to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY or in any certificate delivered hereunder, nor will anything in this Agreement operate to limit any claim by any Purchaser for fraud.

Article III
COVENANTS

Section 3.1             Filings; Other Actions.

(a)            From the Execution Date until the Closing, each of the Purchasers, severally and not jointly, on the one hand, and Issuer, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, required, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Issuer and each of the Purchasers, severally and not jointly, shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(b)            Each of the Purchasers, severally and not jointly, and Issuer will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Law relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 3.1. Each of the Purchasers, severally and not jointly, shall promptly furnish Issuer, and Issuer shall promptly furnish each of the Purchasers, to the extent permitted by applicable Law, with copies of written communications received by it or any of the Issuer Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

Section 3.2             Conduct of the Business. During the period commencing on the Execution Date and ending on the Closing Date, each of Issuer and the Issuer Subsidiaries will use commercially reasonable efforts to preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with Issuer or any Issuer Subsidiary.

Section 3.3             Negative Covenants. Notwithstanding anything to the contrary set forth in Section 3.12, from the Execution Date through the Closing, none of Issuer or any of the Issuer Subsidiaries shall, without the prior written consent of each of the Purchasers:

(a)           declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of Issuer;

(b)           amend any of the Organizational Documents of Issuer or any Issuer Subsidiary in any manner, or enter into any contract or agreement, in each case that would adversely affect the powers, preferences, privileges or special rights of the Securities; or

(c)            take any action prior to the Closing that, following the Closing, would have required the approval of the Required Holders pursuant to this Agreement or the Notes.

Section 3.4             Corporate Actions.

(a)           Authorized Common Stock. All shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or shares held in treasury by Issuer, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws. Following the approval and adoption of the Certificate of Incorporation Amendment, Issuer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes.

(b)           Certain Adjustments. If any occurrence since the Execution Date until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Note) pursuant to Section 7 of the Note if the Note had been issued and outstanding since the Execution Date, Issuer shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by Section 7 of the Note if the Note had been issued and outstanding since the Execution Date.

Section 3.5             Confidentiality. Until the twelve (12) month anniversary of the Closing Date, (a) each party to this Agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective Representatives to hold, in strict confidence, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto and its respective Subsidiaries and Affiliates furnished to it by the other party or its Representatives pursuant to this Agreement or the Non-Disclosure Agreement, dated as of August 7, 2022, between Issuer and Retail Ecommerce Ventures LLC (the “Confidentiality Agreement”) (except to the extent that such information was or becomes (1) known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) publicly available through no disclosure by such party in breach of this Section 3.5 by such party) or (3) independently developed by or on behalf of such party without violating any of its obligations under this Section 3.5, and (b) neither party hereto shall release or disclose such Information to any other Person, except its Representatives who are aware of the confidential nature of such Information and who have agreed to keep such Information strictly confidential. Notwithstanding the foregoing, each party to this Agreement may disclose Information to the extent that (1) disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval required to be obtained in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby or (2) disclosure is required or requested by legal, judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange.

Section 3.6             Nasdaq Listing of Shares. Issuer shall file prior to the Closing Date the Nasdaq Listing Submission.

Section 3.7             State Securities Laws. Prior to the Closing, Issuer shall use its commercially reasonable efforts (a) obtain all necessary Permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Notes and (b) cause such authorization, approval, Permit or qualification to be effective as of the Closing and as of any conversion of the Notes.

Section 3.8             Use of Proceeds. Issuer intends to use the proceeds of the sale of the Notes as set forth on Schedule 3.8.

Section 3.9             Further Assurances. Subject to the other terms and conditions of this Agreement, Issuer and each of the Purchasers, severally and not jointly, agrees to execute and deliver all such documents or instruments, to take all commercially reasonable actions and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws or as otherwise reasonably requested by any other party to consummate the transactions contemplated by this Agreement.

Section 3.10           Notice of Breach. From and after the Execution Date and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 6.16, Issuer and each Purchaser shall promptly give written notice with reasonable particularity upon becoming aware of any matter that may constitute a material breach of any representation, warranty, agreement, covenant or obligation of Issuer or a Purchaser contained in this Agreement that would reasonably be expected to cause any condition to Closing set forth in Section 1.3(a), Section 1.3(b) or Section 1.3(c) not to be satisfied.

Section 3.11           Post-Closing Covenants. Within thirty (30) calendar days after the Closing Date (or such later date as determined by the Required Holders in their sole discretion), the Collateral Agent shall have received certificates of insurance together with lenders loss payable and additional insured endorsements, in each case, in favor of the Collateral Agent on behalf of the Secured Parties, and such certificates and endorsements shall (i) name the Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, to the extent customary for such type of insurance and (ii) in the case of each casualty insurance policy and marine cargo insurance policy, contain a lender’s loss payable clause and endorsement or such other customary endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee and mortgagee, if applicable, thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Collateral Agent of any cancellation of such policy.

Section 3.12           Term Loan Agreement Covenants Incorporated by Reference. The affirmative and negative covenants contained in the following Sections of the Term Loan Agreement (including related definitions to the extent not separately defined herein) are hereby incorporated by reference mutatis mutandis as if set forth in their entirety herein: Sections 5.01 (Existence; Businesses and Properties); subject to Section 3.11(a) of this Agreement, 5.02 (Insurance); 5.03 (Taxes); 5.04 (Financial Statements, Reports, etc.); 5.05 (Notice of Material Events); 5.06 (Compliance with Laws); 5.07 (Maintaining Records; Access to Properties and Inspections); 5.08 (Compliance with Environmental Laws); 5.09 (Further Assurances; Additional Guarantors; Mortgages); 5.10 (Fiscal Year; Accounting), 5.12(d) (Administrative of Deposit Accounts; Control Agreements); 6.01 (Indebtedness) (provided that (i) the Indebtedness baskets set forth in such Section 6.01 shall be expanded to permit the Indebtedness of the Note Parties constituting Term Loan Obligations; provided that the aggregate outstanding principal amount of such Indebtedness shall not to exceed the principal amount of Term Loan Obligations outstanding on the Closing Date (as such principal amount may be increased by the addition of capitalized (i.e., paid in kind) interest accruing on the Term Loan Obligations) and Permitted Refinancing Indebtedness in respect thereof and (ii) the Indebtedness baskets set forth in such Section 6.01 shall permit the Indebtedness of the Note Parties constituting ABL Loan Obligations without regard to any limits or restrictions set forth in the Term Loan Agreement); 6.02 (Liens) (provided that (i) the Lien baskets set forth in such Section 6.02 shall be expanded to permit any Lien created under the Term Loan Documents and securing Term Loan Obligations and (ii) the Lien baskets set forth in such Section 6.02 shall permit any Lien created under the ABL Loan Documents and securing the ABL Loan Obligations); 6.03 (Sale and Lease Back Transactions); 6.04 (Investments, Loans and Advances); 6.05 (Mergers, Consolidations and Dispositions); 6.06 (Dividends and Distributions); 6.07 (Transactions with Affiliates); 6.08 (Business of Holdings, the Borrower and the Subsidiaries); 6.09 (Limitation on Modification of Indebtedness; Modification of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.) (provided that such covenant shall not include any restriction on (x) the amendment of the ABL Loan Documents or the terms of the ABL Loan Obligations or (y) the amendment of the Term Loan Documents or the terms of the Term Loan Obligations or the payment of the Term Loan Obligations, in each case, to the extent such amendments do not contravene the applicable Intercreditor Agreement); and 6.12 (Foreign Subsidiaries); provided that (i) any reference therein to the “Administrative Agent” shall be deemed to refer to the Collateral Agent (as defined herein) (provided, however, that all items required to be delivered to the Collateral Agent hereunder for further delivery to the Holders shall instead be required to be delivered directly by the Issuer to each Holder), (ii) any reference therein to the “Borrower” shall be deemed to refer to TUEM Inc. (as defined herein), (iii) any reference therein to the “Intercreditor Agreement” shall be deemed to refer to each Intercreditor Agreement (as defined herein), (iv) any reference therein to the “Lenders” shall be deemed to refer to the Holders (as defined herein), (v) any reference therein to the “Loan Parties” shall be deemed to refer to the Note Parties (as defined herein), (vi) any reference therein to any “Loan Document” shall be deemed to refer to any Note Document (as defined herein), (vii) any reference therein to the “Required Lenders” shall be deemed to refer to the Required Holders (as defined herein), (viii) any reference therein to a “Change in Control” shall be deemed to refer to a “Fundamental Transaction” (as defined in the applicable Note), (ix) any reference therein to “Permitted Refinancing Indebtedness” shall have the meaning set forth herein, (x) any reference therein to “Material Indebtedness” shall include the Term Loan Obligations and (xi) solely with respect to Section 6.08 of the Term Loan Agreement, any reference therein to the ABL Loan Documents shall be deemed to refer to both the ABL Loan Documents and the Term Loan Documents and any reference therein to the ABL Loan Obligations shall be deemed to refer to both the ABL Loan Obligations and the Term Loan Obligations) and (xii) other than as applicable to the FILO C Notes, any applicable covenants shall be subject to 10% setbacks or cushions, as applicable, customary for subordinated indebtedness; provided, further, that (A) any negative covenant baskets (or similar concept) incorporated into this Agreement by reference to the Term Loan Agreement pursuant to this Agreement are subject to Section 3.3 of this Agreement in all respects, (B) any negative covenant baskets (or similar concept) incorporated into this Agreement pursuant to this Section that include a dollar cap for any term of years shall be set at the level of availability thereunder as in effect in the Term Loan Agreement on the Execution Date as opposed to the dollar amount actually specified in such negative covenant basket (or similar concept) on the Execution Date and (C) notwithstanding anything to the contrary set forth in this Section 3.12 (including any negative covenant baskets incorporated by reference pursuant to this Section 3.12), the Note Parties will not, and will not permit any of their Subsidiaries to, issue any Notes (other than as contemplated by this Agreement) or issue any other securities that would cause a breach or default under the Notes; provided, further, that, at all times prior to the occurrence of Payment in Full of the ABL Obligations (each as defined in the ABL Intercreditor Agreement) or the Term Loan Obligations Payment Date (as defined in the Term Loan – FILO C Intercreditor Agreement), the Note Parties shall be deemed to have satisfied the requirements of Section 5.12(d) of the Term Loan Agreement (as incorporated by reference herein) with respect to any Deposit Account, commodity account or securities account that is subject to a control agreement in favor of the ABL Administrative Agent or the Term Loan Agent. Notwithstanding the foregoing, each of the negative covenants incorporated by reference shall be subject to the terms of each Intercreditor Agreement, including any terms related to the enforcement of rights and remedies to the release of liens in connection therewith or in connection with any post-default sale.

Section 3.13           Directors’ and Officer’s Indemnification and Insurance.

(a)            From and after the Closing, Issuer shall indemnify and hold harmless the present and former officers and directors of Issuer and its subsidiaries (each, an “D&O Indemnified Party”) in respect of acts or omissions with their capacity as such occurring at or prior to the Closing or related to this Agreement to the fullest extent permitted by the DGCL or any other applicable law or provided under the Issuer’s Certificate of Incorporation and Bylaws as in effect on the Execution Date. For six years after the Closing, Issuer shall cause to be maintained in effect provisions in the Issuer’s Certificate of Incorporation and Bylaws (or in such documents of any successor to the business of the Issuer) regarding indemnification of directors and officers and advancement of expenses that, solely to the extent affecting the D&O Indemnified Parties (in their capacity as such) are no less advantageous to the D&O Indemnified Parties than the corresponding provisions in the Issuer’s Certificate of Incorporation and Bylaws as in effect on the Execution Date.

(b)            Prior to the Closing, Issuer shall obtain and fully pay the premium for the non-cancellable “tail” insurance policies with respect to Issuer’s existing directors’ and officers’ insurance policies and Issuer’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as the Issuer’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Issuer’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Issuer or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby). If Issuer for any reason fails to obtain such “tail” insurance policies as of the Closing, Issuer shall continue to maintain in effect, for a period of at least six years from and after the Closing, the D&O Insurance in place as of the Execution Date with Issuer’s current insurance carrier or with an insurance carrier with the same or better credit rating as Issuer’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under Issuer’s existing policies as of the Execution Date. Notwithstanding anything to the contrary in this Section 3.13(b), in no event will Issuer expend a premium for such coverage in excess of 300 percent of the last annual premium paid by Issuer for such insurance prior to the Execution Date (such amount, the “Maximum Amount”), and if such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Amount, Issuer shall obtain the greatest coverage available for a cost not exceeding the Maximum Amount.

Section 3.14        Remedy for Non-Compliance. Notwithstanding anything to the contrary in this Agreement, in the event of any non-compliance with the covenants set forth in Sections 3.11 and 3.12, the sole and exclusive remedy available to the Purchasers shall be to exercise the rights and remedies available to the Purchasers under Section 4 of the Notes.

Article IV
INDEMNIFICATION, COSTS AND EXPENSES

Section 4.1          Indemnification by Issuer. Issuer agrees to indemnify each Purchaser, its Affiliates and its and their respective Representatives (collectively, the “Purchaser Indemnitees”) from all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties, covenants or agreements of Issuer contained herein,; provided that, such claim for indemnification relating to the breach of representations, warranties, covenants or agreements is made prior to the expiration of the survival period of such representation, warranty, covenant or agreement as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Issuer shall constitute the date upon which such claim has been made. No Purchaser Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.1; provided, however, that such limitation shall not prevent any Purchaser Indemnitee from recovering under this Section 4.1 for any such damages to the extent that such damages (A) are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims or (B) (1) were reasonably foreseeable as of the Execution Date and (2) were proximately caused by the applicable breach giving rise to the applicable claim for indemnification hereunder.

Section 4.2          Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Issuer, its Affiliates and its and their respective Representatives (collectively, the “Issuer Indemnitees”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation, warranty or covenant as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which an Issuer Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that the aggregate liability of such Purchaser shall not be greater in amount than the Purchase Price paid by such Purchaser. No Issuer Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.2; provided, however, that such limitation shall not prevent any Issuer Indemnitee from recovering under this Section 4.2 for any such damages to the extent that such damages (A) are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims or (B) (1) were reasonably foreseeable as of the Execution Date and (2) were proximately caused by the applicable breach giving rise to the applicable claim for indemnification hereunder.

Section 4.3          Indemnification Procedure.

(a)            A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IV, except as otherwise provided in Section 4.1 and Section 4.2.

(b)            Promptly after any Issuer Indemnitee or Purchaser Indemnitee (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies set forth in this Article IV are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 4.4          Tax Matters. All indemnification payments made under this Article IV shall be treated as adjustments to the relevant Purchaser’s Purchase Price for all Tax purposes except as otherwise required by applicable Law.

Article V
ADDITIONAL AGREEMENTS

Section 5.1          Certificate of Incorporation Amendment. As promptly as practicable after Closing and the conversion of the immediately convertible portion of the Notes issued to the Lead Investor , (x) the Lead Investor shall approve the Certificate of Incorporation Amendment by a stockholder written consent in accordance with the Certificate of Incorporation and Bylaws or (y) Issuer shall provide each stockholder entitled to vote at the next special or annual meeting of stockholders of Issuer (the “Stockholder Meeting”), which shall be promptly called and held, a proxy statement, substantially in the form which has been previously reviewed by the Purchasers, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approving the Certificate of Incorporation Amendment, and Issuer shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board to recommend to the stockholders that they approve such resolutions. Issuer shall be obligated to use its reasonable best efforts to obtain the approval of the Certificate of Incorporation Amendment as promptly as practicable after the conversion of the immediately convertible portion of the Notes issued to the Lead Investor and the Lead Investor shall vote all of its shares of Common Stock in favor of approving the Certificate of Incorporation Amendment. If, despite Issuer’s reasonable best efforts, the approval of the Certificate of Incorporation Amendment is not obtained on or prior to the Stockholder Meeting Deadline, Issuer shall cause an additional Stockholder Meeting to be held every ninety (90) days thereafter until such approval of the Certificate of Incorporation Amendment is obtained.

Section 5.2          Legend.

(a)            The Purchasers agree that all certificates or other instruments representing the Notes and the Common Stock subject to this Agreement will bear a legend substantially to the following effect:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

(b)            In the event that a Note or the Common Stock subject to this Agreement are uncertificated, Issuer shall give notice of such legend in accordance with applicable Law.

Section 5.3          Tax Matters.

(a)            Subject to the following sentence in this Section 5.3(a), Issuer (and any paying agent of Issuer) may deduct and withhold any withholding Taxes or other amounts required to be withheld with respect to the Notes (as determined in the good faith discretion of Issuer) and may set off any such amounts required to be withheld against payments (whether made in cash or other property) on the Notes; provided, that Issuer shall (i) provide written notice to any Purchaser of any such deduction or withholding with respect to such Purchaser reasonably in advance thereof and (ii) cooperate with each Purchaser in good faith to minimize, to the extent permissible under then applicable Law, the amount of any such deduction or withholding.

(b)            Each Purchaser shall provide Issuer with a valid and duly executed Internal Revenue Service Form W-9, Form W-8BEN. W8-BEN-E or, in the case of a Purchaser that is not a beneficial owner, Form W-8IMY (accompanied by applicable certification documents from each beneficial owner, as applicable), as appropriate. In addition, any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made with respect to the Notes shall deliver to Issuer, at the time or times reasonably requested by Issuer, such properly completed and executed documentation that is not described in the preceding sentence that is reasonably requested by Issuer, as will permit such payments to be made without withholding or at a reduced rate of withholding. Moreover, any Purchaser, if reasonably requested by Issuer, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Issuer as will enable Issuer to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements and whether such Purchaser has complied with its obligations under FATCA. Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

Section 5.4          Removal of Legend.

(a)            Issuer, at its sole cost and expense, shall remove the legend described in Section 5.2 (or instruct its transfer agent to so remove such legend) from the book-entry account evidencing the Securities if (i) such Securities are sold pursuant to an effective registration statement under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of Issuer), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner of sale restrictions.

(b)            In connection with a sale of the Securities by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and Issuer a broker customary representation letter providing to the transfer agent and Issuer any information necessary to determine that the sale of the Securities is made in compliance with Rule 144, including, as may be appropriate, a certification that such Purchaser is not an Affiliate of Issuer and regarding the length of time the Securities have been held. Upon receipt of such representation letter, Issuer shall promptly direct its transfer agent to remove the legend referred to in Section 5.2 from the appropriate book-entry accounts maintained by the transfer agent, and Issuer shall bear all direct costs and expenses associated therewith. After any Purchaser or its permitted assigns have held the Securities for such time as non-Affiliates are permitted to sell without volume limitations under Rule 144, if the book-entry account for such Securities still bears the restrictive legend referred to in Section 5.2, Issuer agrees, upon request of any Purchaser or its permitted assignees, to take all steps necessary to promptly effect the removal of the legend described in Section 5.2 from the Securities, and Issuer shall bear all direct costs and expenses associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to Issuer any information Issuer deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of Issuer (and a covenant to inform Issuer if it should thereafter become an Affiliate and to consent to the notation of an appropriate restrictive legend) and regarding the length of time the Securities have been held. Issuer shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 5.2 at any time such legend is no longer appropriate.

Section 5.5          Collateral Agent.

(a)            Each Purchaser who will purchase FILO C Notes (in its capacity as a Purchaser and, upon issuance of the FILO C Notes, in its capacity as a FILO C Note Holder) hereby (i) appoints TASCR Ventures CA, LLC, as the collateral agent to act on its behalf hereunder and under the Security Documents (in such capacity, the “FILO C Collateral Agent”), and (ii) authorizes the FILO C Collateral Agent (and its officers, directors, employees and agents) to take such action on such Purchaser’s behalf in accordance with the terms hereof and thereof, including, without limitation, to enter into each applicable Intercreditor Agreement, to perform its obligations thereunder and to subordinate the Liens on the Collateral securing the FILO C Notes Obligations as set forth therein. Each Purchaser who will purchase JSC Notes or Management JSC Notes (in its capacity as a Purchaser and, upon issuance of the JSC Notes and the Management JSC Notes, in its capacity as a JSC Note Holder and/or Management JSC Note Holder, as applicable) hereby (i) appoints TASCR Ventures CA, LLC, as the collateral agent to act on its behalf hereunder and under the Security Documents (in such capacity, the “JSC Collateral Agent”), and (ii) authorizes the JSC Collateral Agent (and its officers, directors, employees and agents) to take such action on such Purchaser’s behalf in accordance with the terms hereof and thereof, including, without limitation, to enter into each applicable Intercreditor Agreement, to perform its obligations thereunder and to subordinate the Liens on the Collateral securing the JSC Notes Obligations and the Management JSC Notes Obligations as set forth therein. The Collateral Agent shall not have, by reason hereof or pursuant to any Security Documents, a fiduciary relationship in respect of any Purchaser. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Purchaser for any action taken or omitted to be taken in connection hereof or the Security Documents except to the extent caused by its own gross negligence or willful misconduct, and each Purchaser agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Collateral Agent Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Collateral Agent Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Collateral Agent Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Security Documents.

(b)            The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(c)            The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the Notes and the Security Documents at any time by giving at least ten (10) business days prior written notice to Issuer and each holder of the Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment as provided below. Upon any such notice of resignation, the Required Holders shall appoint a successor Collateral Agent. Upon the acceptance of the appointment as Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement, the Notes and the Collateral Agreement. After any Collateral Agent’s resignation hereunder, the provisions of this Section 5.5 shall inure to its benefit. If a successor Collateral Agent shall not have been so appointed within said ten (10) business day period, the retiring Collateral Agent shall then appoint a successor Collateral Agent who shall serve until such time, if any, as the Required Holders appoint a successor Collateral Agent as provided above.

(d)            Issuer hereby covenants and agrees to take all actions as promptly as practicable reasonably requested by either the Required Holders or the Collateral Agent (or its successor), from time to time pursuant to the terms of this Section 5.5, to secure a successor Collateral Agent satisfactory to such requesting part(y)(ies), in their sole discretion, including, without limitation, by paying all fees of such successor Collateral Agent, by having Issuer agree to indemnify any successor Collateral Agent and by each of Issuer executing a collateral agency agreement or similar agreement and/or any amendment to the Security Documents reasonably requested or required by the successor Collateral Agent.

Section 5.6          Board. Issuer shall take such actions as are necessary to cause the Board to consist solely of the following persons: five individuals designated by the Lead Investor in writing to Issuer prior to the Closing and who are reasonably acceptable to the Board, the Chief Executive Officer of Issuer and three individuals who qualify as “independent” for all purposes under the rules and regulations of Nasdaq and who are designated prior to the Closing and reasonably acceptable to the Board and the Lead Investor; with Issuer to use its reasonable best efforts to cause such Board composition to be effective immediately following the Closing or at such later time with respect to any individuals as may be agreed by Issuer and Lead Investor prior to Closing.

Article VI
MISCELLANEOUS

Section 6.1          Survival; Limitations on Liability. The representations and warranties of the parties contained in this Agreement shall survive for a period of twelve (12) months following the Closing, except the representations and warranties of Issuer contained in Sections 2.1(b)(i), 2.1(c), 2.1(d) and 2.1(o) shall survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive indefinitely until fully performed or performance is no longer required; provided, however, that all covenants for which performance is required on or prior to Closing shall survive for a period of twelve (12) months following the Closing. All indemnification obligations of Issuer and the Purchasers pursuant to this Agreement and the provisions of Article IV shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of the Agreement.

Section 6.2          Expenses.

(a)            Except as otherwise provided in Section 6.2(b) and Section 6.2(c), each of the parties to this Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

(b)            Subject to the last sentence of this Section 6.2(b), the Note Parties shall pay for or reimburse the Lead Investor, REV, Ayon and Pier 1 for all reasonable and documented legal fees and legal expenses incurred in connection with the transactions contemplated by the Transaction Documents (collectively, “Purchaser Transaction Expenses”). Notwithstanding the foregoing, Issuer shall not be obligated to pay the Purchaser Transaction Expenses to the extent this Agreement is terminated in accordance with its terms prior to the Closing unless this Agreement is terminated as a direct result of a material breach of this Agreement by Issuer.

(c)            Without duplication of Section 6.2(b), the Issuer agrees to pay following the Closing within thirty (30) days of demand therefor (together with backup documentation reasonably supporting such request) (i) all reasonable and documented (in summary format) out-of-pocket expenses incurred by the Collateral Agent and the Lead Investor, in each case, in connection with the preparation of this Agreement and the other Note Documents, or by the Collateral Agent and the Lead Investor, in each case, in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Issuer and the reasonable and documented (in summary format) out-of-pocket fees, disbursements and charges for outside counsel to the Collateral Agent and the Lead Investor, or by the Collateral Agent and the Lead Investor, in each case, in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by (A) the Collateral Agent or (B) the Lead Investor, in each case, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Note Documents and in connection with the Notes made hereunder.

Section 6.3          Amendment; Waiver; Voting; Control of Remedies.

(a)            No provision of this Agreement or any other Note Document (other than with respect to the Notes, as expressly set forth therein) may be amended or waived other than by an instrument in writing signed by Issuer and the Required Holders, and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 6.3 shall be binding on the Note Parties, all Purchasers and all holders of Securities as applicable; provided, that the provisions of this Section 6.3 and Sections 5.5 and 6.2 cannot be amended without the additional prior written approval of the Collateral Agent (or its successor) to the extent it would be adversely affected thereby.

(b)           Notwithstanding anything herein or in any other Note Document to the contrary:

(i)           no Holder may accelerate the Obligations under any of its Notes without the consent of the Required Holders; provided that no such consent shall be required following the occurrence of an Event of Default described in Sections 4(a)(vi), (xi), (xiii) or (xiv) of each Note and following any such Event of Default any Holder may accelerate the Obligations owing under its Notes; provided, further, that no Holder may accelerate the Obligations under any of its Notes as a result of an Event of Default described in Section 4(a)(vi) thereof so long as such Notes have received payments ratably with each other Note having the same priority under the Intercreditor Agreements;

(ii)          no Secured Party (other than the Collateral Agent acting at the direction of the Required Holders) shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Note Documents, applicable Law or otherwise;

(iii)         only the Required Holders shall have the authority to direct the Collateral Agent to take any action, including the exercise or enforcement of any remedies, under the Security Documents or with respect to the Collateral; and

(iv)        no term or provision in any Note or any other Note Document may be amended or modified in a manner that is expressly contrary to the terms of this Agreement or any Intercreditor Agreement.

Section 6.4          Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission (including by email in “.pdf” format) and such facsimiles or other means of electronic transmission will be deemed as sufficient as if original signature pages had been delivered.

Section 6.5          Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 6.6          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt promptly upon the receipt of any notice by telecopy, electronic mail or facsimile), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Each Purchaser agrees that any notice required or permitted by this Agreement or under the Certificate of Incorporation, the Bylaws, the DGCL or other applicable Law may be given to such Purchaser at the address or by means of electronic transmission set forth on Schedule I. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Purchasers, to the addresses set forth on Schedule I, with copies to (which copies shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Patrick Gadson

Email: pgadson@velaw.com

and

Barnett Kirkwood Koche Long & Foster
601 Bayshore Blvd., Suite 700
Tampa, FL  33606
Telephone: 813-253-2020
Attention: David L. Koche
E-mail: dkoche@barnettbolt.com

If to Issuer or TUEM Inc.:

Tuesday Morning, Inc.

6250 LBJ Freeway

Dallas, Texas 75240

Attention: Marc Katz

Electronic Address: marck@tuesdaymorning.com

with a copy to (which copy shall not constitute notice):

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, Texas 75219

Attention: Sakina Rasheed Foster

Electronic Address: sakina.foster@haynesboone.com

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, Georgia 30308

Attention: Eric A. Koontz

Electronic Address: eric.koontz@troutman.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David M. Silk

Electronic Address: dmsilk@wlrk.com

If to Collateral Agent:

TASCR Ventures CA, LLC

1010 N. Florida Avenue
Tampa, FL  33602
Telephone: 407-443-3444

Attention: Alex Chang

E-mail: alex@ayon.com

with a copy to (which copy shall not constitute notice):

Barnett Kirkwood Koche Long & Foster
601 Bayshore Blvd., Suite 700
Tampa, FL  33606
Telephone: 813-253-2020
Attention: David L. Koche
E-mail: dkoche@barnettbolt.com

Section 6.8             Entire Agreement. This Agreement (including the Exhibits hereto), the Transaction Documents and the “Exclusivity” section of that certain term sheet, dated August 31, 2022, by and between the Company, REV and Ayon constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (including the Original Agreement).

Section 6.9             Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties; provided, however, that (a) any Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Affiliates that are (i) “United States persons” within the meaning of Section 7701(a)(30) of the Code, (ii) “withholding foreign partnerships” (within the meaning of Treasury Regulation Section 1.1441-5(c)(2)) that have assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code in accordance with this Agreement, or (iii) not a U.S. Person within the meaning of Section 7701(a)(30) of the Code if such person provides a properly completed IRS Form W-8 and (b) in order for such assignment to be effective, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided, that no such assignment will relieve such Purchaser of its obligations hereunder prior to the Closing.

Section 6.10           Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)            the word “or” is not exclusive;

(b)            the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)            the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)            the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Texas generally are authorized or required by law or other governmental action to close;

(e)            any reference to any “day” or any number of “days” without explicit reference to “business days” shall be deemed to refer to a calendar day or number of calendar days, and if any action is to be taken on or by a particular calendar day that is not also a business day, then such action may be deferred until the immediately succeeding business day; and

(f)            the word “will” shall have the same meaning as the word “shall”;

(g)           the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(h)            “ABL Administrative Agent” shall mean Wells Fargo Bank, National Association, in its capacity as “Administrative Agent” under (and as defined in) the ABL Credit Agreement and the other ABL Loan Documents, together with its successors and assigns in such capacity.

(i)             “ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of the Closing Date, by and among, inter alios, Issuer, TUEM Inc., Intermediate Holdings, each of the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto, Wells Fargo Bank, National Association, in its capacity as “Administrative Agent” and 1930P Loan Agent, LLC, in its capacity as “FILO B Documentation Agent”, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(j)             “ABL Facility Debt Prepayments” shall mean, collectively, (a) the repayment of the FILO A Obligations (as defined in the ABL Credit Agreement) in full in a principal amount equal to $5,000,000, (b) the repayment of the FILO B Obligations (as defined in the ABL Credit Agreement) in a principal amount equal to $2,500,000, and (c) the repayment of the Revolving Loans (as defined in the ABL Credit Agreement) in a principal amount equal to $ $21,750,684, in each case, together with any applicable premium and accrued interest.

(k)            “ABL Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among the ABL Administrative Agent, the Collateral Agent and the Note Parties.

(l)             “ABL Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement.

(m)           “ABL Loan Obligations” shall mean the “Obligations” (under and as defined in the ABL Credit Agreement on the Closing Date), and shall include all obligations of the Note Parties, which are incurred or owing under the ABL Loan Documents, including all obligations in respect of the payment of principal, interest, fees, prepayment premiums and indemnification obligations, and obligations in respect of any refinancing of such Indebtedness.

(n)            “ABL Priority Collateral” shall have the meaning assigned such term in the Term Loan – FILO C Intercreditor Agreement.

(o)            “Account Debtors” shall mean a Person who is obligated under an account, chattel paper or general intangible (each as defined in the UCC).

(p)            “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, neither the Collateral Agent nor any Holder shall be deemed to be an Affiliate of the Issuer or its Subsidiaries with respect to transactions evidenced by any Note Document.

(q)            “Ayon” shall mean Ayon Capital, L.L.C. and its Affiliates.

(r)            “Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors, as now and hereafter in effect, or any successor statute.

(s)            “Certificate of Incorporation Amendment” shall mean an amendment to the Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock in an amount sufficient to allow for conversion in full of the Notes and provide such additional authorized shares as shall be determined appropriate by the Board and (ii) authorize the Company to effect a reverse stock split of the Common Stock at a ratio sufficient to cause the Company to regain compliance with the minimum bid price requirement under Nasdaq’s listing rules.

(t)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(u)            “Collateral” shall mean any and all assets subject or purported to be subject to a Lien pursuant to any Security Document, including all ABL Priority Collateral and Term Loan Priority Collateral.

(v)            “Collateral Agent” shall mean FILO C Collateral Agent and JSC Collateral Agent, collectively.

(w)           “Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, among the Issuer and each other Note Party from time to time party thereto and the Collateral Agent.

(x)            “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

(y)           “Control Agreement” shall mean an agreement that grants the Collateral Agent “control” within the meaning of Section 9-104 of the UCC or Section 9-106 of the UCC (as applicable) in effect in the applicable jurisdiction of the applicable Deposit Account, commodity account or securities account, in form and substance reasonably satisfactory to the Collateral Agent.

(z)            “Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

(aa)          “DGCL” shall mean the General Corporate Law of the State of Delaware.

(bb)         “Enforcement Action” shall mean any action to enforce any Obligations or Note Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Note Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Note Documents.

(cc)          “Event of Default” shall have the meaning assigned to such term in the applicable Note.

(dd)         “Execution Date” shall mean September 9, 2022.

(ee)          “FILO C Note Holders” shall mean each Person holding a FILO C Note.

(ff)           “FILO C Notes Obligations” shall mean all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Note Party arising under any Note Document with respect to the FILO C Notes or otherwise payable to any FILO C Note Holder in respect of the FILO C Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Note Party of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.

(gg)      “FILO C Secured Parties” shall mean the FILO C Collateral Agent and the FILO C Note Holders.

(hh)      “Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

(ii)            “GAAP” shall mean generally accepted accounting principles in the United States.

(jj)        “Holders” shall mean, collectively, the FILO C Note Holders, the JSC Note Holders and the Management JSC Note Holders.

(kk)      “Holdings” shall mean a collective reference to Issuer and Intermediate Holdings, or, if Intermediate Holdings ceases to exist, shall mean Issuer.

(ll)        “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all guarantees by such Person of Indebtedness of others, (f) all capital lease obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding swap agreements net of payments such Person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The Indebtedness of the Issuer and the Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

(mm)    “Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its Property, including, in the case of any Holder, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

(nn)      “Intercreditor Agreement” and “Intercreditor Agreements” shall mean the ABL Intercreditor Agreement, the Term Loan – FILO C Intercreditor Agreement and/or the Term Loan – JSC Notes Intercreditor Agreement, as the context requires.

(oo)         “Intermediate Holdings” shall mean TMI Holdings, Inc., a Delaware corporation.

(pp)      “Issuer Material Adverse Effect” shall mean any change, event, occurrence or circumstance that, individually or in the aggregate, results in, or could reasonably be expected to (a) result in a material adverse effect on the business, results of operations, condition (financial or otherwise), properties, assets or liabilities of Issuer and its Subsidiaries, taken as a whole, or (b) prevent, materially delay, or materially impair the ability of Issuer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, that for the purposes of clause (a), none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any event (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which Issuer and its Subsidiaries conducts business generally, (iii) resulting from natural disasters, acts of terrorism or war, or epidemics or pandemics, (iv) resulting from any actions required under this Agreement or (v) as provided in Schedule 2.1(i); provided, that the exclusions provided in clauses (i)-(iii) shall not apply to the extent Issuer and its Subsidiaries, taken as a whole, is disproportionately adversely affected by any event relative to other participants in the industries in which Issuer and its Subsidiaries generally operates.

(qq)      “Issuer Option Awards” shall mean the awards of options to purchase shares of Common Stock granted pursuant to the Issuer Stock Plans.

(rr)        “Issuer Performance-Based RSU Award” shall mean the awards of restricted stock units subject to performance-based vesting granted pursuant to the Issuer Stock Plans representing the right to receive shares of Common Stock for which the performance period has not been completed.

(ss)      “Issuer Stock Plans” shall mean the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan, the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, the Restricted Stock Units Award Agreements (Time Based) and Restricted Stock Unit Award Agreements (Performance Based) granted to each of Fred Hand, Marc Katz and Paul Metcalf as inducement awards.

(tt)        “Issuer Subsidiary” shall mean any Subsidiary of Issuer.

(uu)      “Issuer Time-Based RSU Award” shall mean the awards of restricted stock units subject to time-based vesting granted pursuant to the Issuer Stock Plans representing the right to receive shares of Common Stock that has not been settled.

(vv)      “Issuer Warrant” shall mean that certain warrant to purchase shares of Common Stock, issued on February 9, 2021 and expiring on December 31, 2025.

(ww)        “JSC Note Holders” shall mean each Person holding a JSC Note.

(xx)          “JSC Notes Obligations” shall mean all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Note Party arising under any Note Document with respect to the JSC Notes or otherwise payable to any JSC Note Holder in respect of the JSC Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Note Party of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.

(yy)      “JSC Secured Parties” shall mean the JSC Collateral Agent, the JSC Note Holders and the Management JSC Note Holders.

(zz)       “Knowledge of Issuer” shall mean the actual knowledge (after reasonable inquiry of the managers of Issuer with direct supervisory responsibility for the matters in question) of the Issuer’s Chief Executive Officer, Issuer’s Chief Financial Officer and each executive vice president and senior vice president of Issuer.

(aaa)      “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to the use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants applicable to such entity.

(bbb)    “Lead Investor” shall mean TASCR VENTURES, LLC.

(ccc)       “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

(ddd)       “Management JSC Note Holders” shall mean each Person holding a Management JSC Note.

(eee)      “Management JSC Notes Obligations” shall mean all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Note Party arising under any Note Document with respect to the Management JSC Notes or otherwise payable to any Management JSC Note Holder in respect of the Management JSC Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Note Party of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.

(fff)      “Mortgage” shall mean any mortgage, deed of trust or other agreement in form and substance reasonably satisfactory to the Collateral Agent, which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on the applicable real property, including any amendment, restatement, modification or supplement thereto.

(ggg)    “Nasdaq Listing Submission” shall mean the submission by Issuer of a Listing of Additional Shares Notification Form approval of the shares of Common Stock issuable upon conversion of the Notes for listing on Nasdaq.

(hhh)   “Note Documents” shall mean, collectively, this Agreement, any Notes issued pursuant to this Agreement, the Security Documents, each compliance certificate, each Intercreditor Agreement, any subordination agreement, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Collateral Agent or any Holder and including all other amendments, pledges, powers of attorney, consents, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Note Party, or any employee of any Note Party, and delivered to the Collateral Agent or any Holder in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Note Document as the same may be in effect at any and all times such reference becomes operative.

(iii)            “Note Parties” shall mean the Issuer and the Subsidiary Guarantors.

(jjj)        “Obligations” shall mean, collectively, the FILO C Notes Obligations, the JSC Notes Obligations and the Management JSC Obligations.

(kkk)      “Permits” shall mean all certificates, authorizations, franchises, licenses, consents and permits issued by appropriate Governmental Entities.

(lll)        “Permitted Refinancing Indebtedness shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted hereunder, (b) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is (i) by its terms subordinated in right of payment to the Obligations under this Agreement or (ii) unsecured Indebtedness, such Permitted Refinancing Indebtedness shall (x)(i) be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, or (ii) remain unsecured, respectively, and (y) have a final maturity date equal to or later than one hundred eighty (180) days after the Maturity Date, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced, and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured with any Collateral, the Liens securing such Permitted Refinancing Indebtedness shall have the same priority relative to the Liens on the Collateral securing the FILO C Notes Obligations, the JSC Notes Obligations and the Management JSC Notes Obligations, as the case may be, pursuant to an intercreditor arrangement reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Holders).

(mmm)     “Pier 1” shall mean Pier 1 Imports Online, Inc. a Delaware corporation.

(nnn)      “Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, representatives, advisors, financing sources (including limited partners or investors (existing and prospective) in funds, vehicles or managed accounts in each case which are managed, administered, or professionally advised for investment purposes by a Person or its Affiliates), and Representatives of any of the foregoing.

(ooo)      “Required Holders” shall mean, at any time, (a) so long as any FILO C Notes Obligations are outstanding, the Holders holding more than 50% of the aggregate principal amount of the FILO C Notes outstanding at such time and (b) at any time no FILO C Notes Obligations are outstanding, the Holders holding more than 50% of the outstanding principal amount of the then outstanding Obligations; provided that, in each of the foregoing clauses (a) and (b), “Required Holders” must include Lead Investor so long as Lead Investor holds any Notes, REV so long as REV holds any Notes and Ayon so long as Ayon holds any Notes.

(ppp)       “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

(qqq)      “REV” shall mean Retail Ecommerce Ventures LLC and its Affiliates.

(rrr)      “Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

(sss)     “Secured Parties” shall mean, collectively, the FILO C Secured Parties and the JSC Secured Parties.

(ttt)       “Securities” shall mean the Notes or the Common Stock issued upon conversion of the Notes.

(uuu)    “Security Documents” shall mean the Mortgages (if any), the Collateral Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, and Control Agreements now or hereafter executed by any Note Party and delivered to the Collateral Agent.

(vvv)    “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or managing member or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; and the term

(www)  “Subsidiary Guarantor” shall mean each Note Party other than the Issuer.

(xxx)         “Tax or Taxes” shall mean any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, withholding tax or payroll tax), and any related fine, penalty or interest, imposed, assessed or collected by or under the authority of any governmental body, whether disputed or not.

(yyy)    “Term Loan Agent” shall mean Alter Domus (US) LLC, in its capacity as “Administrative Agent” under (and as defined in) the Term Loan Agreement and the other Term Loan Documents, together with its successors and assigns in such capacity.

(zzz)      “Term Loan Agreement” shall mean that certain Credit Agreement, dated as of December 31, 2020, by and among the Issuer, the affiliates of the Issuer from time to time party thereto, the lenders from time to time party thereto and the Term Loan Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(aaaa)   “Term Loan Documents” shall mean the “Loan Documents” as defined in the Term Loan Agreement.

(bbbb) “Term Loan – FILO C Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among the Term Loan Agent, the FILO C Collateral Agent and the Note Parties with respect to the FILO C Notes.

(cccc)  “Term Loan – JSC Notes Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among the Term Loan Agent, the JSC Collateral Agent and the Note Parties with respect to the JSC Notes and the Management JSC Notes.

(dddd)  “Term Loan Lenders” shall mean the “Lenders” under and as defined in the Term Loan Agreement.

(eeee)      “Term Loan Obligations” shall mean the “Obligations” under and as defined in the Term Loan Credit Agreement on the Closing Date, and shall include all obligations of the Note Parties, which are incurred or owing under the Term Loan Documents, including all obligations in respect of the payment of principal, interest, fees, prepayment premiums (including the Prepayment Premium as defined in the Term Loan Documents) and indemnification obligations, and obligations in respect of any refinancing of such Indebtedness.

(ffff)        “Term Loan Priority Collateral” shall have the meaning assigned such term in the Term Loan – FILO C Intercreditor Agreement.

(gggg)    “Transaction Documents” shall mean the Note Documents, the Registration Rights Agreements, the Nomination Agreement, the Voting and Lock-Up Agreements, the License Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

(hhhh)    “Treasury Regulation” shall mean the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

(iiii)      “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, priority perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority, perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

(jjjj)          “United States” and “U.S.” shall mean the United States of America.

Section 6.11           Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.12           Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.13           No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns and Indemnified Parties), any benefit right or remedies.

Section 6.14           Public Announcements. Any initial press release with respect to this Agreement and the transactions contemplated hereby (and any related Report on Form 8-K) shall be mutually agreed upon by Issuer and the Purchasers. Thereafter, Issuer and the Purchasers shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby or this Agreement and Issuer and the Purchasers shall not, and shall cause their respective Affiliates not to, issue any such other press release or other public statements prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the Common Stock on Nasdaq, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement; provided that no Person party hereto will issue any press release or other public statement that attributes comments to any other Person or that indicates the approval of any other Person of the contents of any such press release or statement (or portion thereof) without the prior written approval of such Person. Notwithstanding anything herein to the contrary and for greater clarity, (a) no party shall be required to obtain consent pursuant to this Section 6.14 to the extent any proposed press release or other public statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.14 and (b) nothing in this Section 6.14 shall prevent or restrict any Purchaser or its respective Affiliates from furnishing customary information concerning the transactions contemplated hereby and publicly available information to their current or prospective limited partners or investors in accordance with all applicable securities laws.

Section 6.15           Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. This Section 6.15 is subject to the provisions of Section 6.3(b)(ii) in all respects.

Section 6.16           Termination. Subject to Section 6.1, this Agreement will survive the Closing so long as any Notes are outstanding and each Note Party covenants and agrees with the Collateral Agent and each other Secured Party that until no Notes remain outstanding (whether as a result of conversion or repayment in full of the principal thereof), the Note Parties (provided that, in respect of Holdings, solely to the extent applicable to it) will, and will cause each of their Subsidiaries to comply with each of the covenants set forth in this Agreement. Prior to the Closing, this Agreement may only be terminated:

(a)            by mutual written agreement of Issuer and each of the Purchasers;

(b)           by Issuer or any of the Purchasers, upon written notice to the other parties in the event that the Closing shall not have occurred on or before October 15, 2022; provided, however, that the right to terminate this Agreement pursuant to this Section 6.16(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)            by Issuer or any of the Purchasers if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Entity of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(d)            by written notice given by Issuer to a Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by such Purchaser in this Agreement such that the conditions in Section 1.3(c)(i) or Section 1.3(c)(ii) would not be satisfied and which have not been cured by such Purchaser thirty (30) days after receipt by such Purchaser of written notice from Issuer requesting such inaccuracies or breaches to be cured; or

(e)            by written notice given by any of the Purchasers to Issuer, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Issuer in this Agreement such that the conditions in Section 1.3(b)(i) or 1.3(b)(ii) would not be satisfied and which have not been cured by Issuer within thirty (30) days after receipt by Issuer of written notice from the applicable Purchaser requesting such inaccuracies or breaches to be cured.

Section 6.17        Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.16, no party (or any of its Affiliates) shall have any liability or obligation to any other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (b) any fraud or intentional or willful material breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (i) as set forth in the preceding sentence and (ii) that the provisions of Section 3.5, Sections 6.2 through 6.15, this Section 6.17 and Section 6.18 shall survive the termination of this Agreement.

Section 6.18        Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of Issuer to be bound by the terms of this Agreement applicable to the Purchasers, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any covenants, obligations, agreements or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 6.19        Reliance. Notwithstanding anything to the contrary in this Agreement, each party hereto has relied upon and will be deemed to have relied upon for all purposes of this Agreement each of the other parties’ express representations, warranties, covenants, agreements and indemnification obligations set forth in this Agreement or any other Transaction Document.

Section 6.20        Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of Issuer or any successor or assign of Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Securities, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the Execution Date and prior to the Closing.

Section 6.21        Payment Set Aside. To the extent that any Note Party makes a payment or payments to the Purchasers hereunder or pursuant to any of the other Transaction Documents or the Purchasers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any Note Party, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 6.22        Intercreditor Agreements. This Agreement and the other Note Documents are subject to the terms and conditions set forth in each Intercreditor Agreement in all respects and, in the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, the ABL Administrative Agent or the Term Loan Agent, as applicable, pursuant to any Note Document, ABL Loan Document or Term Loan Document, and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent, the ABL Administrative Agent or the Term Loan Agent, as applicable under any Note Document, under any ABL Loan Document or under any Term Loan Document and any other agreement entered into in connection with any of the foregoing are subject to the provisions of each Intercreditor Agreement and in the event of any conflict between the terms of any Intercreditor Agreement, any other Note Document, any ABL Loan Document, any Term Loan Document and any other agreement entered into in connection with any of the foregoing, the terms of the applicable Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Note Parties’ covenants and obligations. In addition, all payments required to be made by the Note Parties hereunder (whether in respect of principal, interest, fees or otherwise) are subject to the provisions of each Intercreditor Agreement.

Section 6.23        Rules of Construction. Any definition or provision in this Agreement or any other Note Document that is incorporated by reference to another document or agreement (including, for the avoidance of doubt, the ABL Credit Agreement and the Term Loan Agreement) shall be incorporated as such definition or provision exists in such document or agreement on the Closing Date without giving effect to any further amendments and/or supplements thereto unless otherwise consented by the Required Holders.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

TUESDAY MORNING CORPORATION

By:	/s/ Fred Hand
Name:	Fred Hand
Title:	Chief Executive Officer

TUESDAY MORNING, INC.

By:	/s/ Fred Hand
Name:	Fred Hand
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

TASCR VENTURES, LLC

By:	/s/ Taino A. Lopez
Name:	Taino A. Lopez
Title:	Chief Executive Officer

TASCR VENTURES CA, LLC, as Collateral Agent

By:	/s/ Taino A. Lopez
Name:	Taino A. Lopez
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first herein above written.

/s/ Fred Hand
Fred Hand

/s/ Paul Metcalf
Paul Metcalf

/s/ Marc Katz
Marc Katz

/s/ Brigham Young
Brigham Young

/s/ Philip Hixon
Philip Hixon

/s/ William Baumann
William Baumann

/s/ Mindi Coday
Mindi Coday

/s/ Shelly Trosclair
Shelly Trosclair

/s/ Louis Ansara
Louis Ansara

/s/ Martin Lewis
Martin Lewis

/s/ Jennyfer Barber Gray
Jennyfer Barber Gray

The following party is joining this Agreement solely for the purpose of representing and causing the accuracy of Section 2.2(d) with respect to Lead Investor up to an amount equal to $10,000,000:

RETAIL ECOMMERCE VENTURES, LLC, solely for purposes of Section 2.2(d) with respect to Lead Investor

By:	/s/ Taino A. Lopez
Name:	Taino A. Lopez
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

The following party is joining this Agreement solely for the purpose of representing and causing the accuracy of Section 2.2(d) with respect to Lead Investor up to an amount equal to $22,000,000:

AYON CAPITAL, L.L.C., solely for purposes of Section 2.2(d) with respect to Lead Investor

By:	/s/ Siddhartha D. Pagidipati
Name:	Siddhartha D. Pagidipati
Title:	Manager

[Signature Page to Note Purchase Agreement]

SCHEDULE I
PURCHASER ALLOCATIONS

Purchaser (1)	Address (2)	FILO C Note Principal Amount (3)	JSC Note Principal Amount (4)	Management JSC Notes Principal Amount (5)
TASCR VENTURES, LLC

TASCR VENTURES, LLC
1010 N. Florida Avenue
Tampa, FL 33602
Attn: Alex Chang
TEL: 407-443-3444
Email: alex@ayon.com

Retail Ecommerce Ventures, LLC
1680 Michigan Avenue, Suite 700
Miami Beach, FL 33139
Attn: Maya Burkenroad, Chief Operating Officer
Email: maya.burkenroad@retailcommerceventures.com; TASCR@retailcommerceventures.com with a copy to (which copy shall not constitute notice)

Barnett Kirkwood Koche Long & Foster
601 Bayshore Blvd., Suite 700
Tampa, FL 33606
Attn: David L. Koche
TEL: 813-253-2020
Email: dkoche@barnettbolt.com

Taft Stettinius & Hollister LLP
200 Public Square, Suite 3500
Cleveland, OH 44114
Attn: Mark F. Fazio
TEL: 216-706-3865
Email: mfazio@taftlaw.com

		$7,500,000	$24,500,000	--

Purchaser (1)	Address (2)	FILO C Note Principal Amount (3)	JSC Note Principal Amount (4)	Management JSC Notes Principal Amount (5)
Fred Hand	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$1,705,000
Paul Metcalf	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$600,000
Marc Katz	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$250,000
Brigham Young	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$250,000
Philip Hixon	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$60,000
William Baumann	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$50,000
Mindi Coday	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$30,000
Shelly Trosclair	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$50,000
Louis Ansara	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$15,000
Martin Lewis	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$20,000
Jennyfer Barber Gray	Tuesday Morning, Inc. 6250 LBJ Freeway Dallas, TX 75240 Email: legal@tuesdaymorning.com	--	--	$20,000

Exhibit A

Form of FILO C Note

Exhibit B

Form of Registration Rights Agreement